Exhibit 10.2
Execution Version

DEVELOPMENT AGREEMENT

by and between

QL ENERGY I, LLC
and
LINN ENERGY, LLC

DATED AS OF JUNE 30, 2015

US 3425473v.21

TABLE OF CONTENTS
Page

	ARTICLE 1
	DEFINITIONS AND INTERPRETATION

1.1	Defined Terms	1
1.2	References, Titles and Other Rules of Construction	7

	ARTICLE 2
	SCOPE; PARTICIPATING INTEREST SHARES; OPERATIONS

2.1	Scope	8
2.2	Participating Interest Shares	8
2.3	Coordination of Development Operations	8
2.4	Operator	8
2.5	Liability of Operator	9
2.6	Joint Operating Agreements	9
2.7	Rentals, Shut-in Well Payments and Minimum Royalties	10
2.8	Insurance	10
2.9	Contracts	10
2.10	Force Majeure	11
2.11	Engineering and Technical Staff	11
2.12	Post-MSA-Termination Costs	11

	ARTICLE 3
	TRANSFERS

3.1	Transfers	11
3.2	Right of First Offer	12
3.3	Documentation for Transfers	13

	ARTICLE 4
	EXCLUSIVE ARRANGEMENT

4.1	Exclusivity Period	13
4.2	Exclusive Arrangement	14
4.3	Public Company Opportunity; Sharing of Information	15
4.4	Company’s Rights Regarding Public Company Opportunity	15
4.5	Right of First Refusal	16
4.6	Other Partnership Opportunities	16

	ARTICLE 5
	PAYMENT OF PURCHASE PRICE AND TRANSACTION COSTS

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5.1	Payment Procedures with Respect to Transaction Costs	17

	ARTICLE 6
	POST-ACQUISITION INFORMATION; DISCLAIMERS

6.1	Sharing of Information Following Acquisition of a Pursued Opportunity	17
6.2	Disclaimers	18

	ARTICLE 7
	TERM

7.1	Termination	18
7.2	Effect of Termination	19

	ARTICLE 8
	CONFIDENTIALITY

8.1	Confidentiality	19
8.2	Publicity	20

	ARTICLE 9
	MISCELLANEOUS

9.1	Relationship of the Parties	21
9.2	Notices	21
9.3	Entire Agreement; Conflicts	23
9.4	Governing Law; Jurisdiction and Forum; Disputes; Remedies	23
9.5	Expenses	25
9.6	Successors and Assigns	25
9.7	Amendment	25
9.8	Counterparts	25
9.9	Further Assurances	25
9.10	No Waiver	25
9.11	Severability	25
9.12	No Third Party Beneficiaries	25
9.13	Preparation of Agreement	26
9.14	Execution in Writing	26
9.15	Right of Competition	26

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EXHIBITS

Exhibit A	Form JOA
Exhibit B	Insurance
Exhibit C	Form of Assignment
Exhibit D	Intentionally Omitted
Exhibit E	Public Company Opportunity Notice
Exhibit F	Right of First Refusal

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DEVELOPMENT AGREEMENT
THIS DEVELOPMENT AGREEMENT (this “Agreement”), dated as of this 30th day of June, 2015 (the “Effective Date”), is made by and between QL Energy I, LLC, a Delaware limited liability company (the “Company”), and LINN Energy, LLC, a Delaware limited liability company (“LINN”). The Company and LINN shall sometimes be referred to herein together as the “Parties,” and individually as a “Party.” Solely for the purpose of Section 4.6, Article 7 and Article 9, Quantum Energy Partners, LLC, a Delaware limited liability company (“Quantum”), shall also be deemed a Party to this Agreement.
RECITALS
WHEREAS, contemporaneously with the execution and delivery of this Agreement, LINN and Q-QL I (VI) Investment Partners, LLC, a Delaware limited liability company and an Affiliate of Quantum (such entity, and its successor(s) and permitted assigns, “Quantum Member”), have entered into that certain Limited Liability Company Agreement of the Company (the “LLC Agreement”);
WHEREAS, the Parties desire to set forth in this Agreement their agreements regarding the Parties’ joint participation (a) with respect to certain Opportunities (as hereinafter defined) and certain Public Company Opportunities (as hereinafter defined) and (b) in the funding, acquisition, exploration, development and operation of assets jointly acquired by the Company and LINN pursuant to this Agreement (the “Joint Assets”); and
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and Linn Operating, Inc., a Delaware corporation and an Affiliate of LINN (“Manager”), are entering into that certain Management Services Agreement (the “MSA”), pursuant to which, and subject to the terms of the LLC Agreement, Manager shall manage and administer the Joint Assets and the affairs and business operations of the Company and its Subsidiaries.
NOW THEREFORE, in consideration of the mutual agreements contained herein, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. When used in this Agreement, the following terms shall have the respective meanings set forth below:
“Actual Knowledge” means the knowledge of any officer or Senior Supervisory Personnel (as defined in the MSA) of LINN.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For the avoidance of doubt, “Affiliate,” with respect to LINN, shall include LinnCo,

LLC, a Delaware limited liability company. For the purposes of Sections 3.2, 4.6, 8.1, and 8.2 only, any entity commonly referred to as a “portfolio company” of Quantum (or Quantum’s Affiliates) (a) will not be considered an Affiliate of the Company and (b) will be considered a Third Party.
“Agreed Rate” means (a) the cost of borrowing under LINN’s most senior secured borrowing-base facility, or (b) if LINN does not have such a facility, the three month London Inter-Bank Offer Rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition) plus an additional two (2) percentage points applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).
“Agreement” means this Development Agreement, as amended in writing from time to time.
“Applicable Contract Area” means the contract area designated by the Company for each Form JOA, which contract area shall be the drilling unit for the well subject to such Form JOA.
“Applicable Operating Agreements” means, collectively, the Form JOAs and all Third Party Operating Agreements, and “Applicable Operating Agreement” means any of them.
“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Joint Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.
“Associated Agreements” means, collectively, the Applicable Operating Agreements and any other agreements entered into by a Party and any Third Parties in furtherance of the conduct of Development Operations including gas gathering agreements, and “Associated Agreement” means any of them.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.
“Chevron Tidewater Transaction” means any agreement between LINN or its Affiliates and Chevron U.S.A., Inc. related to options to lease in Kern County, California and the immediately surrounding areas.
“Company” has the meaning set forth in the Preamble.

“Company Designees” mean those individuals who are employed by the Company or Quantum and are designated as “Company Designees” by the Company or Quantum, as applicable, in a writing provided separately to LINN.
“Confidential Information” means (a) the terms and conditions of this Agreement and (b) any information relating to any Opportunity, any Public Company Opportunity, any Development Operation or any Joint Asset, or other geological, geophysical, engineering, operational, economic, financial, management or other aspects of any Opportunity, any Public Company Opportunity, any Development Operation or any Joint Asset, whether oral or in written form, but shall, in the case of information described in subpart (b), exclude any information which (i) has become part of common knowledge or understanding in the energy industry or becomes generally available to the public (other than from wrongful disclosure in violation of this Agreement or any other applicable confidentiality agreement) or (ii) was available to a Party on a non-confidential basis before its disclosure to such Party by the other Party.
“Control,” “Controlling” or “Controlled” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than fifty percent (50%) of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than fifty percent (50%) of the distributions therefrom (including liquidating distributions), (c) in the case of a trust or estate, more than fifty percent (50%) of the beneficial interest therein, (d) in the case of any other entity, more than fifty percent (50%) of the economic or beneficial interest therein or (e) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the entity.
“Defaulting Party” has the meaning set forth in Section 3.1(c).
“Development Operation” means any operation conducted pursuant to this Agreement or any Applicable Operating Agreement, including (a) operations to construct and maintain infrastructure and facilities in order to explore for, produce and transport the Hydrocarbons and other constituents produced from any wells part of the Joint Assets to the applicable sales point, central handling or delivery point or disposal facility and (b) any seismic or other geophysical data acquisition operation, or other similar operation (including geophysical surveys, microseismic monitoring and core sampling and analysis conducted by the Parties in accordance with this Agreement with respect to the Joint Assets).
“Effective Date” has the meaning set forth in the Preamble.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, and whether voting or nonvoting, or certificated or noncertificated, including membership interests and partnership interests (whether general or limited) and any other interest or participation that confers on any such Person the right to receive a share of the profits and losses of, or distributions of property of, such Person, but excluding debt securities convertible or exchangeable into any of the foregoing.

“Exchange” has the meaning set forth in Section 4.1.
“Exclusivity Period” has the meaning set forth in Section 4.1.
“Existing Acreage” has the meaning set forth in Section 4.1.
“Farmin” means any contract right whereby Oil and Gas Interests, or an interest therein, may be earned by LINN or its Affiliates by the drilling of, or causing the drilling of, one or more wells by LINN or its Affiliates (including as subcontractor).
“Farmout” means any contract right whereby one or more Oil and Gas Interests, or an interest therein, may be earned by the drilling of one or more wells by a party.
“First Closing Date” means the closing date of the first acquisition by the Company and LINN of Oil and Gas Interests pursuant to this Agreement.
“Force Majeure Event” means any acts of God, wars, terrorism, blockades, insurrections, riots, epidemics, lightning, earthquakes, fires, storms, floods, high water washouts, inclement weather which necessitates extraordinary measures and expense to maintain operations, explosions, inabilities or delays in obtaining requisite permits, authorizations and consents from Governmental Authorities, action or restraint by any Governmental Authority, or any other event not reasonably within the control of the Party affected.
“Form JOA” has the meaning set forth in Section 2.6(a).
“Form of Assignment” means the form of assignment attached as Exhibit C.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Identified Opportunity” has the meaning set forth in Section 4.2(a).

“Joint Assets” has the meaning set forth in the Recitals.
“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“LINN” has the meaning set forth in the Preamble.
“LLC Agreement” has the meaning set forth in the Recitals.
“Manager” has the meaning set forth in the Recitals.
“MSA” has the meaning set forth in the Recitals.
“Offer Date” has the meaning set forth in Section 3.2.
“Offered Interest” has the meaning set forth in Section 3.2.
“Oil and Gas Interest” means any oil, gas and/or mineral lease or sublease, royalty, overriding royalty, production payment, net profits interest, mineral fee interest, carried interest or other right to explore, develop or produce Hydrocarbons.
“Opportunity” has the meaning set forth in Section 4.1.
“Participating Interest Share” has the meaning set forth in Section 2.2.
“Party” and “Parties” have the meaning set forth in the Preamble.
“Party Interests” has the meaning set forth in Section 2.2.
“Person” means an individual, an estate or a corporation, partnership, joint venture, limited partnership, limited liability company, trust, unincorporated organization, association or any other entity.
“Public Company Opportunity” means any opportunity by LINN (or its Affiliates) to acquire any corporation, partnership or other entity that has publicly traded equity securities listed on a U.S. national or other major recognized securities exchange.
“Public Company Opportunity Notice” has the meaning set forth on Exhibit E.
“Purchase Price” means the purchase price of a transaction (as adjusted pursuant to the terms of such transaction) arising out of a Pursued Opportunity or a Pursued Public Company Opportunity, as applicable.
“Pursued Opportunity” has the meaning set forth in Section 4.2(b).
“Pursued Public Company Opportunity” has the meaning set forth in Section 4.4(a).

“Quantum” has the meaning set forth in the Preamble.
“Quantum Member” has the meaning set forth in the Recitals.
“Restricted Company Designees” has the meaning set forth on Exhibit E.
“ROFR Notice” has the meaning set forth on Exhibit F.
“ROFR Offer” has the meaning set forth on Exhibit F.
“ROFR Period” has the meaning set forth in on Exhibit F.
“Subsequent QL Energy” has the meaning set forth in Section 4.6.
“Subsequent Transfer” has the meaning set forth on Exhibit F.
“Subsequently Transferred Interest” has the meaning set forth on Exhibit F.
“Subsidiaries” means, with respect to a Person (for purposes of this definition, the “first Person”), each other Person of which such first Person Controls equity, either directly or indirectly, through an unbroken chain of entities each of which such first Person Controls.
“Target Public Company” means, with respect to any Public Company Opportunity, the target entity.
“Tax Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.
“Termination Date” has the meaning set forth in Section 7.1.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Third Party Operating Agreement” means an operating agreement to which there are Persons other than (or in addition to) the Parties that are parties, and which burdens certain of the Joint Assets.
“Third Party Operator” means an operator under a Third Party Operating Agreement that is not the Company.
“Transaction Costs” means the actual direct Third-Party financial advisory and legal costs incurred by a Party with respect to any Pursued Opportunity or any Pursued Public Company Opportunity; provided that, for the avoidance of doubt, “Transaction Costs” shall (a) not, during the term of the MSA, include “Manager Transaction Costs” (as defined in the MSA) and (b) not include any costs or expenses related to financing obtained or indebtedness incurred by the Company with respect to such Pursued Opportunity or such Pursued Public Company Opportunity.

“Transfer” (including the correlative terms “Transfers,” “Transferring” or “Transferred”) means any legal or beneficial sale, assignment, Farmout, pledge, encumbrance or other disposition by a Party of all or any part of its Party Interest or the granting of any overriding royalty interest, production payment, net profits interest or other similar interest covering all or any part of a Party’s interest in the Joint Assets, but shall not mean or include any pledge or encumbrance created solely by a Party’s execution of an Applicable Operating Agreement, or the effect of any non-consent provision contained in an Applicable Operating Agreement.
“Transfer Notice” has the meaning set forth in Section 3.2.
“Working Interest” means, with respect to any unit, well or lease, the interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such unit, well or lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.
1.2    References, Titles and Other Rules of Construction. All references in this Agreement to articles, sections, subsections, other subdivisions and exhibits refer to corresponding articles, sections, subsections, other subdivisions and exhibits of this Agreement unless expressly provided otherwise. All exhibits attached to this Agreement shall be deemed a part of this Agreement for all purposes. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Any reference to any Law, contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, will be deemed also to refer to such Law or agreement, as amended, restated or otherwise modified from time to time, unless the context requires otherwise. The term “including” shall in all instances be deemed followed by the words, “without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein shall have the meaning given to it under United States GAAP as interpreted as of the Effective Date. References to any date will mean such date in Houston, Texas and for purposes of calculating the time period in which any notice or action is to be given or undertaken hereunder, such period will be deemed to begin at 12:01 a.m. on the applicable date in Houston, Texas. If a date specified herein for providing any notice or taking any action is not a Business Day, then the date for giving such notice or taking such action shall be the next day which is a Business Day.

ARTICLE 2
SCOPE; PARTICIPATING INTEREST SHARES; OPERATIONS
2.1    Scope. This Agreement shall govern the respective rights and obligations of the Parties with respect to (a) the Opportunities and the Public Company Opportunities and (b) the funding, acquisition, exploration, development and operation of the Joint Assets.
2.2    Participating Interest Shares. From and after the Effective Date, the “Participating Interest Shares” of the Parties in any Joint Asset shall be equal to their respective interests in such Joint Asset, as between the Company and LINN. For example, if pursuant to this Agreement the Company acquires a forty percent (40%) Working Interest in a lease and LINN acquires a ten percent (10%) Working Interest in such lease, the Company’s Participating Interest Share in such Joint Asset shall be eighty percent (80%) and LINN’s Participating Interest Share in such Joint Asset shall be twenty percent (20%). If a Party Transfers all or any portion of its interests in any Joint Asset (hereinafter referred to as such Party’s “Party Interests”) pursuant to the provisions of this Agreement, the Participating Interest Shares of the Parties with respect to such Joint Asset shall be revised accordingly.
2.3    Coordination of Development Operations. The coordination between the Parties of all Development Operations shall be pursuant to the terms and conditions of the LLC Agreement, the MSA and the Applicable Operating Agreements.
2.4    Operator.
(a)    The Company is hereby designated and agrees to serve as operator for the Joint Assets hereunder and under each Form JOA, subject to Section 2.4(d). In addition, to the extent requested by the Company, the Parties agree to support the Company in any vote with respect to becoming or remaining operator under each Third Party Operating Agreement, subject to Section 2.4 (d).
(b)    The Company may only be removed as operator under an Applicable Operating Agreement pursuant to the relevant provisions of such Applicable Operating Agreement.
(c)    Subject to Sections 2.4(a), 2.4(b)¸ and 2.4(d) and subject to the terms of the LLC Agreement and the MSA, as operator and as between the Parties, the Company shall manage and control all Development Operations and shall have the sole right on behalf of the Parties to propose and conduct such operations; provided that such operations are conducted in accordance with the Approved Budget (as defined in the LLC Agreement), or deemed to be approved, by the Parties, if then applicable, or are otherwise permitted by this Agreement. LINN hereby authorizes the Company on its behalf to provide such notices, make such elections and take such actions as may reasonably be required under any Applicable Operating Agreement or any other Associated Agreement consistent with the provisions of this Section 2.4(c).

(d)    Joint Assets acquired through an Exchange will only be subject to Sections 2.4(a), 2.4(b), and 2.4(c) if the Company (and its Affiliates) acquires the majority of the Working Interest as between LINN (and its Affiliates) and Company (and its Affiliates).
2.5    Liability of Operator. Notwithstanding anything herein to the contrary but subject to Section 9.4(d), in no event shall any Party (or any Party’s Affiliate) serving as operator hereunder or under any Applicable Operating Agreement have any liability as operator for any claim, damage, loss or liability sustained or incurred in connection with any Development Operation or any other operation or activity prescribed or permitted hereunder or any breach of any provision regarding the standard of performance of an operator in performing activities or operations under this or any Applicable Operating Agreement, EVEN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SUCH PARTY OR ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR, AGENT OR EMPLOYEE OF SUCH PARTY, OTHER THAN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY OR ANY OF ITS AFFILIATES; it being understood by each Party that any such claim, damage, loss or liability (other than that caused by the gross negligence or willful misconduct of a Party or its Affiliates) shall be borne severally by the Parties (including the operator) in proportion to their interests in the operations or activities giving rise to such claim, damage, loss or liability. Notwithstanding anything to the contrary in the preceding sentence, nothing in this Section 2.5 shall be construed to limit the liability of a Party in respect of its breach of any financial, administrative or procedural (but not operational) provision of this Agreement. The Parties hereby acknowledge that the provisions of Article 4, among others, are procedural.
2.6    Joint Operating Agreements.
(a)    Prior to the commencement of any Development Operation for any well to be drilled on the Joint Assets and, in any event, within thirty (30) days after LINN’s receiving written notice from the Company, the Parties shall enter into a joint operating agreement in the form attached hereto as Exhibit A (the “Form JOA”) in respect of the Applicable Contract Area, to the extent that an existing Form JOA is not, at the relevant time, in place in respect of such Applicable Contract Area. In the event that any Development Operation commences prior to the execution of a Form JOA covering such Development Operation, such Development Operation shall be subject to the provisions of this Agreement, including this Section 2.6(a), and shall be deemed subject to and governed by the Form JOA.
(b)    In the event any portion of the Joint Assets is governed by a Third Party Operating Agreement, as between the Parties, the provisions of the Form JOA shall apply to the extent possible without contravening the provisions of the relevant Third Party Operating Agreement.
(c)    If the remainder of the entire Working Interest in any Applicable Contract Area is covered by a Third Party Operating Agreement and is acquired hereafter by the Parties, then such Third Party Operating Agreement shall be terminated, and the Form JOA for such Applicable Contract Area shall thereafter apply to such Working Interest.

(d)    In the event of any conflict or inconsistency between the terms of this Agreement and any Applicable Operating Agreement, then, as between the Parties, this Agreement shall prevail to the extent of such conflict.
(e)    During the term of the MSA, LINN shall have no obligation to pay the Company overhead provided for under any Applicable Operating Agreement under which the Company serves as operator.
2.7    Rentals, Shut-in Well Payments and Minimum Royalties. Each Party shall be responsible for paying its Participating Interest Share of (a) all rentals, shut-in well payments, minimum royalties, additional bonus payments and any other payments necessary to renew, maintain or extend the Oil and Gas Interests included in the Joint Assets and (b) all royalties, overriding royalties, production payments and other burdens required to be paid to lessors and holders of those burdens attributable to the Oil and Gas Interests included in the Joint Assets. Neither Party shall be liable to the other for any act or omission pertaining to the types of payments described in this Section 2.7 or any loss resulting from such act or omission. Each Party may determine, in its reasonable discretion, not to renew, maintain or extend any of the Oil and Gas Interests included in the Joint Assets and, in such case, shall provide the other Party not less than thirty (30) days’ notice in writing of such decision prior to the expiration of any such Oil and Gas Interest, and the other Party shall have the right, at its sole cost and expense, to renew, maintain or extend such Oil and Gas Interest and to direct such first Party to promptly assign to the other Party, at no cost to the other Party and pursuant to the Form of Assignment, such first Party’s Participating Interest Share of such Oil and Gas Interest. Upon such assignment, notwithstanding anything contained in this Agreement to the contrary, such Oil and Gas Interest shall be deemed to be excluded from the terms and conditions of this Agreement, unless and to the extent such Oil and Gas Interest is subject to an Applicable Operating Agreement in which case such Oil and Gas Interest shall remain subject thereto and the interests of the Parties in the Applicable Contract Area shall be adjusted to reflect such assignment.
2.8    Insurance. During the term of the MSA, LINN (or its Affiliates) shall carry insurance with respect to the Parties’ interests in the Joint Assets in accordance with the terms of the MSA. Following the term of the MSA, each Party shall carry insurance with respect to its interests in the Joint Assets as outlined in Exhibit B, and in such event, each Party shall provide copies of such policies to the other Party upon request, and shall notify the other Party if it has been unable to obtain or maintain any of such policies.
2.9    Contracts. The Company may enter into contracts and other agreements on customary terms and conditions on behalf of the Parties in connection with any Development Operations conducted by or at the direction of the Company in which both Parties participate.

2.10    Force Majeure. Neither Party shall be liable to the other for failure to carry out its obligations under this Agreement (other than the obligation to make payments hereunder and each Party’s obligations under Article 4) as a result of any Force Majeure Event; provided that the Party prevented or hindered from performing gives prompt (but in no event later than one day after the occurrence of such event) notice and reasonably full particulars of such event to the other Party and resumes performance as soon as reasonably possible. A Party subject to a Force Majeure Event shall use commercially reasonable efforts to remove such cause and shall resume performance hereunder as soon as such cause is removed; provided that the requirement that any Force Majeure Event shall be remedied as soon as reasonably possible shall not require such Party to settle any strikes, lockouts or other labor difficulty contrary to its wishes, it being agreed that such Party shall have the right to settle any such matter as it deems appropriate in its sole discretion.
2.11    Engineering and Technical Staff. The Company shall employ an engineering and technical staff supporting the President of the Company (initially John H. Campbell, Jr.) and working full time with LINN on the technical evaluation and diligence of the Opportunities, the Public Company Opportunities and the Joint Assets. Initially, such engineering and technical staff shall consist of up to two professionals, subject to inclusion of additional professionals pursuant to the reassessment and approval by the Board of Directors of the Company on an annual basis. From and after the First Closing Date until the termination of the MSA, LINN shall bear twenty percent (20%) of the costs associated with the Company’s employment of John H. Campbell, Jr. (or his replacement) and such engineering and technical staff as provided in Article 5 of the MSA.
2.12    Post-MSA-Termination Costs. Following the termination of the MSA, LINN agrees to reimburse the Company for a portion of all costs that would be categorized by the Company as selling, general and administrative expenses, such portion to equal LINN’s weighted average ownership in the Joint Assets in the aggregate (as between LINN and the Company) calculated based on LINN’s Participating Interest Share in the respective Joint Assets multiplied by the purchase price of such respective Joint Assets, divided by the aggregate purchase price of all Joint Assets. Such reimbursement shall be paid by LINN within thirty (30) days following receipt of an invoice therefor and shall be in lieu of any COPAS overhead charges attributable to such costs.
ARTICLE 3
TRANSFERS
3.1    Transfers.
(a)    Transfers. Subject to the remaining provisions of this Article 3 and the terms of the LLC Agreement, each Party and its Affiliates shall be permitted to Transfer all or any portion of its Party Interests, together with a corresponding portion of its rights and obligations under this Agreement or any Associated Agreement including, in the event that the Company is the transferring Party, the Company’s (and its Affiliates’) rights to serve as operator for the applicable Joint Assets under this Agreement or any Associated Agreement, but only to the extent permissible under the terms of this Agreement or such Associated Agreement. Notwithstanding anything to the contrary herein, any permitted Third Party transferee of the Party Interests of LINN pursuant to this Article 3 shall not be subject to the terms and conditions of this Agreement other than Articles 1 (to the extent applicable to the remaining provisions included in this sentence), 6, 7, 8 and 9 (other than

Sections 9.2(c) and 9.3 (with respect to the latter, to the extent relating to the MSA), and Sections 2.4, 2.5, 2.6, 2.7, 2.9, 2.10, 3.1 and 3.3, of this Agreement. Notwithstanding anything to the contrary herein, any permitted Third Party transferee of the Party Interests of the Company or any permitted Affiliate transferee of the Party Interests of the Company that is a “portfolio company” of Quantum (or Quantum’s Affiliates) pursuant to this Article 3 shall not be subject to the terms and conditions of this Agreement other than Articles 1 (to the extent applicable to the remaining provisions included in this sentence), 7 and 9 (other than Sections 9.2(c) and 9.3 (with respect to the latter, to the extent relating to the MSA), and Sections 2.4, 2.5, 2.6, 2.7, 2.9, 2.10, 3.1 and 3.3, of this Agreement. Nothing in this Agreement shall constitute a limitation on Transfer of Party Interests held by LINN or its Affiliates for purposes of encumbrance or collateral assignment by LINN or its Affiliates in favor any lender thereof, subject to other applicable terms and conditions contained herein.
(b)    Liability of Transferor/Transferee. No Transfer permitted hereunder shall relieve the transferring Party of any of its or its Affiliates’ obligations under this Agreement or any Associated Agreement, except to the extent that such obligations are incurred from and after such Transfer and relate to the interests transferred to a transferee, and provided that the transferring Party shall be released from such obligations only to the extent assumed by such transferee. Notwithstanding the preceding sentence, in the case of a Transfer by a Party to any Affiliate of such Party, such Transferring Person shall not be released from any obligations under this Agreement or any Associated Agreement whether arising before or after the Transfer.
(c)    Transfers by Defaulting Parties. Notwithstanding anything to the contrary in this Section 3.1, no Party that has failed to pay any of its participating share of Transaction Costs pursuant to Section 5.1 (each a “Defaulting Party”) may, and any Defaulting Party shall cause its Affiliates not to, Transfer all or any part of its Party Interest, or Transfer all or any part of its rights or obligations under this Agreement or any Associated Agreement, unless and until the total amount in default (including (i) all reasonable attorneys’ fees and other reasonable costs sustained by the other Party in the collection of amounts owed by the Defaulting Party and (ii) any interest at the Agreed Rate accrued thereon) is paid by such Defaulting Party or any other Person on behalf of such Defaulting Party. Any Transfer or attempted Transfer in violation of this Section 3.1(c) shall be, and is hereby declared, null and void ab initio.
3.2    Right of First Offer. If, subject to Section 3.1 and Section 3.3, any Party desires to Transfer all or any portion of its Party Interests to a Third Party, such transferring Party shall give the non-transferring Party prompt notice (the “Transfer Notice”) stating (a) such transferring Party’s desire to make such Transfer and (b) the Party Interest to be Transferred (the “Offered Interest”). The date on which the Transfer Notice is provided to the non-transferring Party shall constitute the “Offer Date.” The non-transferring Party shall have thirty (30) days after the Offer Date to make an offer to the transferring Party for the Offered Interest. Acceptance of any offer from non-transferring Party is in the sole discretion of the transferring Party. Following such thirty (30)-day period, the transferring Party shall be free to market and Transfer the Offered Interest on any terms acceptable to the transferring Party; provided that if such Transfer does not occur within two hundred and seventy (270) days after the Offer Date, the procedures set forth in this Section 3.2 shall again apply with respect to a Transfer of such Offered Interest. Notwithstanding anything to the contrary herein, if the transferring Party Transfers all or any portion of its Party Interests to an Affiliate of transferring Party, the transferring Party shall cause such Affiliate to comply with the terms and conditions of this Section 3.2 upon the subsequent Transfer of all or any part of such Party Interests from any Affiliate of transferring Party to any Third Party.
3.3    Documentation for Transfers. Any Transfer by any Party that is otherwise permitted pursuant to Section 3.1 or 3.2 shall not be effective unless and until the other Party has received a document executed by both the transferring Party (or its legal representative) and the permitted transferee (or its legal representative) that includes: (a) the identity and notice address of the permitted transferee; (b) such permitted transferee’s express agreement in writing to (i) be bound by, and fully and timely perform, subject to Section 3.1(a), all of the terms and conditions of this Agreement and any applicable Associated Agreement, and (ii) assume, subject to Section 3.1(a), an undivided interest (in an amount equal to the Party Interests being Transferred to the permitted transferee) of all of the liabilities and obligations of the transferring Party under this Agreement and any applicable Associated Agreements (which may be limited to the liabilities and obligations arising from and after the effective time of the assignment); and (c) a description of the Party Interests being Transferred.
ARTICLE 4
EXCLUSIVE ARRANGEMENT
4.1    Exclusivity Period. For the period (the “Exclusivity Period”) from and after the Effective Date until the earliest of (a) the date as of which the Unfunded Capital Commitment (as defined in the LLC Agreement) of Quantum Member in the Company is zero, (b) the third (3rd) anniversary of the Effective Date, and (c) the date on which the MSA is terminated by the Company pursuant to Section 10.1, 10.2(c), 10.2(e) or 13.1 of the MSA, each potential acquisition or investment opportunity (each, an “Opportunity”) with respect to Oil and Gas Interests, whether direct or indirect, including acquisitions of, or investments in, producing properties, undeveloped acreage, public and private companies or securities, joint ventures, mergers, Farmin transactions, and all other investment structures, that LINN (or any of its Affiliates) intends to pursue in North America shall be subject to the provisions of this Section 4.1 and Section 4.2; provided that such “Opportunities” shall not include (i) any Public Company Opportunity, (ii) any acquisition or investment with consideration reasonably valued at less than five million dollars ($5,000,000) (for a single or series of related transactions), (iii) any acquisition or investment with consideration reasonably valued at less than ten million dollars ($10,000,000) (for a single or series of related transactions) of (1) additional Oil and Gas Interests in any acreage (“Existing Acreage”) owned or leased by LINN as of the Effective Date or (2) Oil and Gas Interests in acreage contiguous to any Existing Acreage or located within a radius of one (1) mile from the outside border of any Existing Acreage, (iv) any acquisition or investment with consideration reasonably valued at less than twenty-five million dollars ($25,000,000) (for a single or series of related transactions) of Oil and Gas Interests in the same field as the Oil and Gas Interests acquired by LINN in the Chevron Tidewater Transaction or (v) exchanges of properties owned by LINN or its Affiliates involving no cash consideration or cash consideration representing ten percent (10%) or less of the reasonably expected value in a single or series of related transactions (including a like-kind exchange pursuant to Section 1031 of the Tax Code and each an “Exchange”). During the Exclusivity Period LINN will provide the Company notice of any Exchange if the aggregate value of LINN’s (or its Affiliate’s) interest in such Exchange is reasonably estimated to exceed five million dollars ($5,000,000) no less than five (5) Business Days prior to the execution of the definitive agreements for such Exchange.
4.2    Exclusive Arrangement.
(a)    During the Exclusivity Period, LINN shall promptly notify the Company Designees in writing of any Opportunity for which LINN or any of its Affiliates intend to execute a confidentiality agreement or submit a bid (each, an “Identified Opportunity”). The pursuit of an Identified Opportunity shall follow the policies and procedures set forth on Exhibit E.
(b)    If the Company elects to pursue an Identified Opportunity as described on Exhibit E (a “Pursued Opportunity”), the Company’s Participating Interest Share in such Pursued Opportunity shall be eighty percent (80%) and LINN’s shall be twenty percent (20%); provided that LINN may propose, by delivering a written notice to the Company within one (1) Business Day after LINN’s receipt of the Company’s election pursuant to the policies and procedures set forth on Exhibit E, a different Participating Interest Share for LINN in such Identified Opportunity which shall be no less than fifteen percent (15%) and no greater than fifty percent (50%); provided, further, that the Company may accept or reject such proposal, in its sole discretion. The Parties agree to jointly and in good faith (i) pursue each Pursued Opportunity, (ii) if applicable, engage in negotiations with the counterparty(ies) regarding such Pursued Opportunity, and (iii) be responsible for their respective Participating Interest Shares of the Purchase Price and all Transaction Costs reasonably incurred by the Parties with respect to such Pursued Opportunity. For the avoidance of doubt, there shall be no other adjustment for, or obligation to pay, any cost or expense between the Parties with respect to such Pursued Opportunity. The Parties shall promptly make such assignments of rights and obligations as may be required to vest in each Party its Participating Interest Share of a Pursued Opportunity.
(c)    If the Company elects not to pursue an Identified Opportunity pursuant to the policies and procedures set forth on Exhibit E, LINN may pursue such Identified Opportunity without any further involvement of the Company or Quantum or any of their Affiliates or obligation to provide any such Persons any information regarding such Identified Opportunity, and in such event neither the Company nor Quantum shall have any right or interest in such Identified Opportunity nor any responsibility for any cost, expense or obligation associated with the review, pursuit or acquisition of such Identified Opportunity regardless of whether incurred before or after such election. In the event that the terms of such Identified Opportunity change in any material respect, including any change in the Purchase Price (other than an increase) that LINN (or its Affiliates) contemplates for such Identified Opportunity, the procedures set forth on Exhibit E shall once again apply and LINN may not pursue such Identified Opportunity without complying with such procedures in full.

4.3    Public Company Opportunity; Sharing of Information. During the Exclusivity Period, LINN shall provide a Public Company Opportunity Notice with respect to any Public Company Opportunity pursuant to the provisions set forth on Exhibit E and will also follow the policies and procedures set forth on Exhibit E.
4.4    Company’s Rights Regarding Public Company Opportunity.
(a)    If, with respect to any Public Company Opportunity, any portion of the consideration consists of cash, the Company may offer to fund all or a portion of such cash consideration and pursue such Public Company Opportunity (together with LINN, if applicable) (a “Pursued Public Company Opportunity”). LINN may accept or reject the Company’s offer to pursue such Pursued Public Company Opportunity in its sole discretion. If the Company elects not to exercise its right to pursue such Public Company Opportunity or LINN rejects the Company’s participation pursuant to the preceding sentence, LINN may pursue such Public Company Opportunity without any further involvement of the Company or Quantum or any of their Affiliates or obligation to provide any such Persons any information regarding such Pursued Public Company Opportunity, and in such event neither the Company nor Quantum nor any of their Affiliates shall have any right or interest in such Public Company Opportunity or any responsibility for any cost, expense or obligation associated with the review, pursuit or acquisition of such Public Company Opportunity regardless of whether incurred before or after such election or rejection, as applicable.
(b)    If, with respect to any Public Company Opportunity, the consideration does not include cash, LINN shall consult with the Company regarding the Company’s participation in such Public Company Opportunity, such participation subject to the mutual agreement by the Parties; provided that LINN shall have no obligation to permit the Company or Quantum or any of their Affiliates to participate in such Public Company Opportunity.
(c)    In the event that the Company pursues any Pursued Public Company Opportunity pursuant to LINN’s acceptance of the Company’s offer under Section 4.4(a) or pursuant to the Parties’ agreement under Section 4.4(b), promptly after such acceptance or such agreement, the Parties shall agree in good faith on the Parties’ respective participating shares in such Pursued Public Company Opportunity. To the extent that LINN jointly pursues such Pursued Public Company Opportunity with the Company, the Parties agree to jointly and in good faith (i) pursue such Pursued Public Company Opportunity, (ii) if applicable, engage in negotiations with the counterparty(ies) regarding such Pursued Public Company Opportunity, and (iii) be responsible for their respective participating shares of the Purchase Price and all Transaction Costs reasonably incurred by the Parties with respect to such Pursued Public Company Opportunity. For the avoidance of doubt, there shall be no other adjustment for, or obligation to pay, any cost or expense between the Parties with respect to such Pursued Public Company Opportunity. The Parties shall promptly make such assignments of rights and obligations as may be required to vest in each Party its corresponding participating share of a Pursued Public Company Opportunity.

(a)    For the avoidance of doubt, this Section 4.4 is not intended to prevent LINN from pursuing a Public Company Opportunity where, following negotiations with the seller where alternative consideration is considered and that are conducted on a basis consistent with the provisions of Section 4.3 and this Section 4.4, the seller insists on consideration consisting of all or substantially all LINN equity.
4.5    Right of First Refusal. If the Company does not participate in a Public Company Opportunity pursuant to Section 4.4, the Parties will follow the policies and procedures set forth on Exhibit F.
4.6    Other Partnership Opportunities. For a period of three (3) years following the Effective Date, in the event that LINN or its Affiliates pursue any other institutional acquisition partnership, limited liability company or other entity for the purposes of future acquisitions of Oil and Gas Interests, LINN covenants and agrees to offer to Quantum an opportunity for Quantum (or its Affiliate) to enter into a new partnership or company (each to be referred to as a “Subsequent QL Energy”) with LINN with the same scope as such institutional acquisition partnership, limited liability company or other entity being pursued on the same terms and conditions (including the amount of Quantum’s capital commitment) as set forth in this Agreement, the LLC Agreement and the MSA. Quantum shall have ninety (90) days within which to respond to a written notice from LINN offering to form a Subsequent QL Energy. Failure of Quantum to respond to LINN in writing with an acceptance of the material terms (which pursuant to the first sentence of this Section 4.6 shall be the same as the terms of this Agreement, the LLC Agreement and the MSA) within such period shall be deemed an election by Quantum not to participate in a Subsequent QL Energy. Notwithstanding anything to the contrary herein, LINN shall have no further obligations under this Section 4.6 with respect to a particular partnership or vehicle from and after any election (or deemed election) by Quantum not to enter into a Subsequent QL Energy with respect to such partnership or vehicle. For the avoidance of doubt, the documents for any Subsequent QL Energy formation (a) will include a provision which is the same as this Section 4.6 and will be in effect for a period of three (3) years from the effective date of such Subsequent QL Energy formation and (b) will contain a revised clause (v) of the definition of “LINN Event” in the limited liability company agreement of such Subsequent QL Energy reflecting the current Chief Executive Officer of LINN.

ARTICLE 5
PAYMENT OF PURCHASE PRICE AND TRANSACTION COSTS
5.1    Payment Procedures with Respect to Transaction Costs.
(a)    Each Party shall issue statements and invoices to the other Party for the other Party’s Participating Interest Share of Transaction Costs pursuant to Section 4.2(b) and/or the other Party’s corresponding participating share of Transaction Costs pursuant to Section 4.4(c) that the first Party incurs in connection with any Pursued Opportunity or any Pursued Public Company Opportunity, as applicable, within sixty (60) days after the date on which such Transaction Costs were incurred.
(b)    In response to each statement or invoice for Transaction Costs issued by the other Party pursuant to Section 5.1(a), each Party shall pay its Participating Interest Share of such Transaction Costs pursuant to Section 4.2(b) and/or its corresponding participating share of such Transaction Costs pursuant to Section 4.4(c) within thirty (30) days of receiving such statement or invoice. Each Party shall have the right to audit and dispute the amounts set forth in any such statement or invoice pursuant to Section I.5 of Exhibit “C” to the Form JOA.
(c)    Each Party shall pay its Participating Interest Share of the applicable Purchase Price (including any deposits) pursuant to Section 4.2(b) and/or its corresponding participating share of the applicable Purchase Price (including any deposits) pursuant to Section 4.4(c) at the time provided in the relevant transaction documents.
(d)    All amounts in default and not paid when due under this Section 5.1 shall bear interest at the Agreed Rate from the due date to the date of payment.
ARTICLE 6
POST-ACQUISITION INFORMATION; DISCLAIMERS
6.1    Sharing of Information Following Acquisition of a Pursued Opportunity.
(a)    Subject to the terms and conditions of this Agreement and without limiting or otherwise modifying Article 4, following the joint acquisition by the Company and LINN of any Joint Asset pursuant to this Agreement, to the extent that the following documentation, data or information has not been shared pursuant to Article 4, and to the extent that, pursuant to any Third Party agreement or applicable Law, a Party is neither prohibited from doing so, nor required to make payment of a fee to do so, such Party shall make available to the other Party, promptly after such Party may obtain, (i) all existing leasehold documentation developed or obtained by such Party in connection with the acquisition, exploration, development and operation of such Joint Asset, including all lease, land, title and division order files (including any available abstracts of title, title opinions and reports, and title curative documents), contracts, correspondence, permitting, engineering, production and well files (including any well logs), (ii) all existing documentation developed or obtained by such Party pertaining to compliance of such Joint Asset with Laws including environmental Laws, and (iii) all seismic and geological data and other similar information, including seismic surveys, regarding the development and operation of such Joint

Asset, in each case, that such Party may possess; provided that such Party shall use commercially reasonable efforts to obtain the consent or waiver of the applicable counterparty to disclose such documentation, data or information to the other Party if such disclosure is otherwise prohibited without such consent or waiver; provided, further, that neither Party shall have any obligation to provide any consideration to obtain such consent or waiver.
(b)    The costs of acquiring, transferring or sharing any such documentation, data and information for any Joint Asset pursuant to Section 6.1(a) shall be borne and paid by the Parties in relation to their Participating Interest Shares; provided that such costs incurred by LINN or its Affiliates shall be borne and paid solely by LINN during the term of the MSA.
6.2    Disclaimers. EACH DISCLOSING PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AS TO THE ACCURACY AND COMPLETENESS OF MATERIALS, DOCUMENTS, ANALYSES, INTERPRETATIONS AND OTHER INFORMATION MADE AVAILABLE BY SUCH PARTY AT ANY TIME IN CONNECTION WITH THIS AGREEMENT, AND SUCH PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO THE RECIPIENT PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO THE RECIPIENT PARTY, INCLUDING PURSUANT TO ARTICLE 4 OR SECTION 6.1). EACH RECIPIENT PARTY EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT ITS OWN RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST THE DISCLOSING PARTY. EACH RECIPIENT PARTY HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO SUCH PARTY. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6.2 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE 7
TERM
7.1    Termination. This Agreement shall terminate upon the earliest to occur of (“Termination Date”):
(a)    following the Exclusivity Period, the date on which the Company no longer owns an interest in any Joint Assets, any Unfunded Capital Commitments are reduced to zero and the Company does not anticipate raising any additional capital;
(b)    termination of the MSA pursuant to Section 10.2(a)(i) thereof; and
(c)    the unanimous agreement of the Parties.

7.2    Effect of Termination. Upon the Termination Date, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder; provided, however, that (i) the termination of this Agreement or any provision hereof shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (ii) the provisions of Article 1, Section 2.5, Section 3.1(b), Section 4.5 (including Exhibit F), Section 6.2, this Section 7.2 and Article 9 shall survive such termination and remain in full force and effect indefinitely (but only to the extent any such provision was in effect at the time of such termination), and (iii) the provisions of Article 8 shall survive such termination and remain in full force and effect for twelve (12) months following such termination.
ARTICLE 8
CONFIDENTIALITY
8.1    Confidentiality.
(a)    No Party shall use, publish, disseminate or otherwise disclose, directly or indirectly, any Confidential Information that should come into the possession of such Party other than for the purpose of reviewing, evaluating, pursuing or acquiring any Opportunity or Public Company Opportunity, performing its duties and obligations under or in connection with this Agreement or the other Associated Agreements or owning, managing and administering its Party Interests or Company interests, or to the extent a Party is required to disclose such Confidential Information (1) due to a subpoena or court order or other legal process, (2) if such Party testifies in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge after such Party requests confidential treatment for such Confidential Information, (3) in order to enforce its rights under this Agreement or the other Associated Agreements, (4) pursuant to applicable Law (including any stock exchange rules) or (5) as set forth in Section 8.2(b) or Section 8.2(c); provided, however, that each Party may disclose Confidential Information to the following:
(i)    to an Affiliate of a Party or to the Party’s, or any of its Affiliates’, employees, officers, directors or representatives, in each case, for the sole purpose of reviewing, evaluating, pursuing or acquiring any Opportunity or Public Company Opportunity, performing its duties and obligations under or in connection with this Agreement or the other Associated Agreements, or owning, managing and administering its Party Interests or Company interests, provided, however, that the Company will not disclose any Confidential Information relating to a potential or pending Opportunity or Public Company Opportunity to any “portfolio company” of Quantum (or Quantum’s Affiliates);
(ii)    to prospective or actual attorneys engaged by any Party where disclosure of such information is related to such attorney’s work for such Party;
(iii)    to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is related to such contractor’s or consultant’s work for such Party to the extent necessary to perform such Party’s obligations under this Agreement, any Associated Agreement or the MSA;

(iv)    (subject always to Article 3) to a bona fide prospective transferee of a Party’s Participating Interest Share or Joint Asset to the extent appropriate in order to allow the assessment of such Participating Interest Share or Joint Asset (including a Person with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s Equity Interests);
(v)    to a bank or other financial institution to the extent reasonably necessary for a Party arranging for funding; and
(vi)    in the case of LINN or any Affiliate of LINN, to any potential counterparty in an Opportunity or a Public Company Opportunity to the extent necessary to inform them of LINN’s obligations to the Company and Quantum herein.
provided, further, that disclosure as pursuant to clause (i), (iii), (iv) or (v) shall not be made unless prior to such disclosure the disclosing Party takes customary precautions to ensure such information is kept confidential.
(b)    Each Party shall, and shall cause each of its Affiliates, and its and their respective directors, officers, members, partners, employees, representatives and agents (i) to comply with this Section 8.1, (ii) to refrain from using any Confidential Information other than in connection the purpose of reviewing, evaluating, pursuing or acquiring any Opportunity or Public Company Opportunity or performing its duties and obligations under or in connection with this Agreement or the other Associated Agreements, and (iii) to refrain from disclosing any Confidential Information to any Third Party. If a Party is required by Law or court order to disclose information that would otherwise be Confidential Information under this Agreement, such Party shall immediately notify the other Party of such notice and provide the other Party the opportunity to resist such disclosure by appropriate proceedings.
(c)    Each Party shall be liable for any disclosure by its Affiliates or its or their respective directors, officers, members, partners, employees, representatives and agents in violation of this Section 8.1.
(d)    Notwithstanding anything to the contrary in Section 8.1 or Section 8.2, but subject to the provisions of any applicable confidentiality agreement that has been executed in accordance with this Agreement, the Parties acknowledge and agree that the Company may disclose Confidential Information to Quantum Member, and such Confidential Information shall be subject only to the restrictions on confidential information set forth in the LLC Agreement (including with respect to permitted disclosures by Quantum Member).
8.2    Publicity.

(a)    Subject to Section 8.2(b) and Section 8.2(c), without reasonable prior written approval by the other Party, no Party shall issue, or permit any agent or Affiliate of it to issue, any press releases or otherwise make, or cause any agent or Affiliate of it to make, any public statements with respect to this Agreement, the Associated Agreements or the activities contemplated hereby or thereby.
(b)    Notwithstanding anything to the contrary in Section 8.2(a), any Party or its Affiliates may disclose information regarding Development Operations or the Joint Assets (i) in investor presentations, industry conference presentations or similar disclosures; provided that not less than twenty-four (24) hours prior to so disclosing any such information, the disclosing Party shall provide a copy of the presentation or other disclosure document in its current form as of such time (redacted to avoid disclosure of any items that the disclosing Party is prevented from disclosing pursuant to obligations of confidentiality) containing such information to the other Party or (ii) as and to the extent required by Law or stock exchange rule.
(c)    Notwithstanding anything to the contrary in Section 8.1 or Section 8.2(a), in the event of any emergency endangering property, lives or the environment, the Company may issue such press releases or public announcements as it deems necessary in light of the circumstances and shall promptly provide LINN with a copy of any such press release or announcement, if commercially feasible, prior to such press releases or public announcements.
ARTICLE 9
MISCELLANEOUS
9.1    Relationship of the Parties. The rights, duties, obligations and liabilities of the Parties (other than Affiliates) under this Agreement shall be individual, not joint or collective. Except as provided under the LLC Agreement, it is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries. The Parties have negotiated and bargained for the terms of this Agreement on an arms-length basis so as to be fair and customary under the circumstances taken as a whole.
9.2    Notices.
(a)    Any notice or communication given pursuant this Agreement must be in writing and may be given by registered or certified mail, recognized overnight delivery service or facsimile, and if given by registered or certified mail, shall be deemed to have been given and received on the third (3rd) day after a registered or certified letter containing such notice, properly addressed with postage prepaid is deposited in the United States mail; and, if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to the Person to whom addressed if delivered during normal business hours on a Business Day, or if not delivered during normal business hours on a Business Day, on the following Business Day. Such notices or communications to be sent to a Party shall be given to such Party at the address for such Party shown below:

If to the Company:

QL Energy I, LLC
1401 McKinney Street, Suite 2700
Houston, TX 77010
Attn: President
Facsimile: (713) 452-2021
Email: jcampbell@ql-energy.com

With a copy to:

QL Energy I, LLC
1401 McKinney Street, Suite 2700
Houston, TX 77010
Attn: General Counsel
Facsimile: (713) 452-2021
Email: jbaird@quantumep.com

If to LINN:

Linn Energy Holdings, LLC
600 Travis Street
Houston, Texas 77002
Attention: Candice Wells, Vice President, General Counsel and Corporate Secretary
Facsimile: (832) 426-5956
Email: cwells@linnenergy.com

With a copy to:

Linn Energy Holdings, LLC
600 Travis Street
Houston, Texas 77002
Attention: David B. Rottino, Executive Vice President, Business Development and Chief Accounting Officer
Facsimile: (832) 426-5956
Email: drottino@linnenergy.com

If to Quantum:

Quantum Energy Partners, LLC
1401 McKinney Street, Suite 2700
Houston, TX 77010

Attn: General Counsel
Facsimile: (713) 452-2021
Email: jbaird@quantumep.com

(b)    Any Party may designate any other address in substitution for the foregoing address(es) (or the email address for the Restricted Company Designee) to which such notice shall be given by notice duly given hereunder in accordance with Section 9.2(a) to the other Parties.
(c)    Notwithstanding anything to the contrary herein, any notice given by LINN to the Company pursuant to Article 4 may be given by email. Such notice shall be effective when delivered to the Company, even if delivered on a day that is not a Business Day or if delivered outside business hours on a day that is a Business Day.
9.3    Entire Agreement; Conflicts. This Agreement, the exhibits hereto, the LLC Agreement, the MSA and the Associated Agreements collectively constitute the entire agreement among the Parties concerning the subject matter hereof and no warranties, representations, promises or agreements have been made between or among the Parties other than as expressly set forth herein. This Agreement, the Exhibits hereto, the LLC Agreement, the MSA and the Associated Agreements collectively supersede any previous agreement or understanding between or among the Parties relating to the subject matter hereof. In the event of a conflict between: (a) the terms and provisions of this Agreement and the terms and provisions of any exhibit hereto; or (b) the terms and provisions of this Agreement and the terms and provisions of any Associated Agreement, the terms and provisions of this Agreement shall govern and control; provided, however, that the inclusion in any of the exhibits hereto or any Associated Agreement of terms and provisions not addressed in this Agreement shall not be deemed a conflict, and all such additional provisions shall be given full force and effect, subject to the provisions of this Section 9.3. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the MSA, the terms and provisions of this Agreement shall control.
9.4    Governing Law; Jurisdiction and Forum; Disputes; Remedies.
(a)    This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflict of Laws. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE OTHER ASSOCIATED AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.
(b)    The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Court located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement, the other Associated Agreements or any transaction contemplated hereby or thereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement, the other Associated Agreements or any transaction contemplated hereby or thereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a Party may become involved.  Each Party hereby consents to process being served by any Party in any suit, action, proceeding or counterclaim of the nature specified in this Section 9.4(b) by the mailing of a copy thereof in the manner specified by the provisions of Section 9.2.
(c)    NONE OF THE PARTIES SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY, OR SUCH PARTY’S RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OR LOST BUSINESS OPPORTUNITY OF ANY KIND ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT (OTHER THAN WITH RESPECT TO ARTICLE 4 OF THIS AGREEMENT, IN WHICH CASE THERE WILL BE NO LIMITATIONS ON DAMAGES EXCEPT THAT PUNITIVE AND EXEMPLARY DAMAGES WILL NOT BE RECOVERABLE), THE ASSOCIATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING OF SUCH DAMAGES) TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, EACH PARTY, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, WAIVES ANY RIGHT TO RECOVER ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OR LOST BUSINESS OPPORTUNITY, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT (OTHER THAN WITH RESPECT TO ARTICLE 4 OF THIS AGREEMENT, IN WHICH CASE THERE WILL BE NO LIMITATIONS ON DAMAGES EXCEPT THAT PUNITIVE AND EXEMPLARY DAMAGES WILL NOT BE RECOVERABLE), THE ASSOCIATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.
(d)    Notwithstanding anything to the contrary in Section 2.5, each Party shall be entitled to specific performance and all other remedies available at Law or in equity of the other obligations (such as providing notices and complying the exclusivity and transfer restrictions) of the Parties under this Agreement, and the Parties agree that if such obligations are not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of such obligations and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity in accordance with this Agreement.
9.5    Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.
9.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted heirs, legal representatives, successors and assigns.
9.7    Amendment. This Agreement may be amended only by an instrument in writing executed by both the Company and LINN (provided that, to the extent any provision in Section 4.6, Article 7 or Article 9 is amended, such amendment shall be executed by all of the Company, LINN and Quantum) and expressly identified as an amendment or modification.
9.8    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute a single document.
9.9    Further Assurances. In connection with this Agreement, the other Associated Agreements or any transaction contemplated hereby or thereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement, the other Associated Agreements and those transactions.
9.10    No Waiver. The failure of any Party to insist upon strict performance of a covenant hereunder or of any obligation hereunder, irrespective of the length of time for which such failure continues, shall not constitute a waiver of such Party’s right to demand strict compliance in the future. Any of the terms, covenants or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligation hereunder shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation hereunder. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
9.11    Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to the other Persons or circumstances will not be affected thereby, but rather are to be enforced to the greatest extent permitted by Law.
9.12    No Third Party Beneficiaries. This Agreement (other than Section 4.6, Article 7 and Article 9) is intended for the exclusive benefit of the Company and LINN and their respective successors and permitted assigns. This Agreement is intended for the benefit of, and may be assigned in whole or in part to, any Subsidiary of the Company designated in writing by the Company with respect to the rights and/or Joint Assets identified by the Company in such written designation. Section 4.6 is intended for the exclusive benefit of Quantum and LINN and their respective successors and permitted assigns. Article 7 and Article 9 are intended for the exclusive benefit of all Parties and their respective successors and permitted assigns. Nothing contained in this Agreement, except Affiliates to the extent expressly anticipated to benefit from provisions of this Agreement, shall be construed as creating any rights or benefits in or to any Third Party.
9.13    Preparation of Agreement. All Parties and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
9.14    Execution in Writing. A facsimile, telex, or similar transmission by a Party, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by a Party, shall be treated as an execution in writing for purposes of this Agreement.
9.15    Right of Competition. Except as expressly set forth in this Agreement, the LLC Agreement or the MSA, nothing in this Agreement shall preclude any Party, or its Affiliates, from engaging in any business or purchasing any property of any sort whatsoever, whether or not in competition with Development Operations under this Agreement, without consulting any other Party or inviting or allowing any other Party to participate therein, and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply. Except as expressly set forth in this Agreement or the Associated Agreements, no Party nor its Affiliates shall have any duty, including any fiduciary duty, to any other Party and its Affiliates.
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[Signature pages follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Effective Date.

QL ENERGY I, LLC

By:	/s/ John H. Campbell, Jr.
Name:	John H. Campbell, Jr.
Title:	President

QUANTUM ENERGY PARTNERS, LLC

By:	/s/ Dheeraj Verma
Name:	Dheeraj Verma
Title:	Managing Director

[SIGNATURE PAGE TO DEVELOPMENT AGREEMENT]

LINN ENERGY, LLC

By:	/s/ Mark E. Ellis
Name:	Mark E. Ellis
Title:	Chairman, President and Chief Executive Officer

[SIGNATURE PAGE TO DEVELOPMENT AGREEMENT]

EXHIBIT A
FORM JOA

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EXHIBIT B
INSURANCE
[See attached]

B–1

EXHIBIT C
FORM OF ASSIGNMENT
[See attached]

C–1

EXHIBIT D
INTENTIONALLY OMITTED

D–1

EXHIBIT F
Right of First Refusal

If the Company does not participate in a Public Company Opportunity pursuant to Section 4.4, this Exhibit F shall apply to any subsequent sale, assignment, transfer or disposition (whether direct or indirect, by operation of law or sale of equity (other than a merger or sale of the Target Public Company) or otherwise), other than an Exchange, by the Target Public Company of any of its Oil and Gas Interests to any Person that is not an Affiliate of LINN on or prior to the first (1st) anniversary (such period, the “ROFR Period”) of the later to expire of (i) the Exclusivity Period or (ii) the exclusivity period applicable to any other institutional acquisition partnership, limited liability company or entity for the purposes of future acquisitions of Oil and Gas Interests described in Section 4.6 or of the same type as described in Section 4.6 and in which Quantum participates (each, a “Subsequent Transfer”); provided that any subsequent sale, assignment, transfer or disposition to an Affiliate of LINN shall only be made expressly subject to the restriction in this Exhibit F with such Affiliate agreeing in writing to be bound by such restriction following LINN’s or its Affiliates’ consummation of such Public Company Opportunity and provided further that any a Subsequent Transfer includes those transfers for which a contractual agreement was executed within the ROFR Period, even if such transfer is not consummated until after the ROFR Period.
Once the final terms and conditions of a Subsequent Transfer have been fully negotiated, the Target Public Company shall give the Company a written notice (the “ROFR Notice”) stating the assets to be transferred (the “Subsequently Transferred Interest”), and all such final terms and conditions as are relevant to such Subsequent Transfer, together with a copy of all instruments or relevant portions of instruments establishing such terms and conditions. The Company shall have the right, but not the obligation, to elect to acquire such Subsequently Transferred Interest on the terms and conditions set forth in the ROFR Notice. The ROFR Notice shall constitute a binding offer (the “ROFR Offer”) by the Target Public Company to sell, assign, transfer and dispose to the Company the Subsequently Transferred Interest at the price and upon the terms specified in the ROFR Notice and such offer shall be irrevocable for thirty (30) days (or fifteen (15) days if the Target Public Company has run an auction process in which the Company has had the opportunity to participate) following receipt by the Company. The Company may accept such ROFR Offer and acquire all of the Subsequently Transferred Interest by giving written notice of the same to the Target Public Company within such thirty (30) or fifteen (15) day period, as applicable. The failure by the Company to so notify the Target Public Company within such thirty (30) day or fifteen (15) day period, as applicable, shall be deemed an election by the Company not to accept such ROFR Offer.
If the Company accepts the ROFR Offer, then the Target Public Company and the Company shall cooperate together to consummate the Subsequent Transfer to the Company as promptly as practicable following such acceptance.
If the Company does not accept the ROFR Offer, then the Target Public Company may transfer all, but not less than all, of the Subsequently Transferred Interest at any time within one hundred eighty (180) days following the end of the thirty (30) day or fifteen (15) day period, as applicable, that the

F-1

Company had to accept the ROFR Offer. Any such Subsequent Transfer shall be (i) at a price not less than the price set forth in the ROFR Notice and (ii) upon such other terms and conditions not, in the aggregate, more favorable to the acquiring party than those specified in the ROFR Notice. If the Target Public Company does not consummate such Subsequent Transfer on such terms within such one hundred eighty (180)-day period, the Subsequent Transfer shall again become subject to the right of first offer set forth in this Exhibit F.

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